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                                             FILED PURSUANT TO RULE 424(B)(2)
                                             REGISTRATION STATEMENT ON FORM S-3
                                             (NO. 333-66783)
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED
NOVEMBER 16, 1998)

                 (CCA/CORRECTIONS CORPORATION OF AMERICA LOGO)

                                2,844,694 SHARES

                                  COMMON STOCK
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This is a prospectus supplement for the sale of 2,844,694 shares of the common stock. Of the 2,844,694 shares being offered by this prospectus supplement, our company is selling 1,000,000 shares of the common stock to an institutional investor at a negotiated purchase price of $20,955,000, which reflects a per share price of $20.96. We are also selling 581,000 shares of the common stock to an institutional investor at a negotiated purchase price of $11,500,000, which reflects the average of recent trading prices of our common stock on the New York Stock Exchange, net of an applicable discount, or an average per share price of $19.79. The net proceeds to CCA from these sales are $32,455,000, and after the payment of offering expenses as described in the prospectus, will be used for general corporate purposes. In addition, 1,263,694 shares of the common stock are being sold by one of our shareholders, Sodexho Alliance, S.A., to an institutional investor at a negotiated purchase price of $25,000,000, which reflects a per share price of $19.78. The net proceeds to Sodexho Alliance, S.A. from this sale are $25,000,000. Our company will not receive any proceeds from Sodexho Alliance, S.A.'s sale of the common stock. After the sale, Sodexho Alliance, S.A. will be the beneficial owner of 12,757,516 shares, or 13.5%, of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol "CCA." The shares of common stock sold under this prospectus supplement will be listed on the New York Stock Exchange after we notify the New York Stock Exchange that the shares have been issued. On December 3, 1998, the last reported sales price of the common stock on the New York Stock Exchange was $21.56.

You should read this prospectus supplement along with the related prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of these documents.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is December 4, 1998.